Exhibit 107

Calculation of Filing Fee Tables

PREM 14A

(Form Type)

Better World Acquisition Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

Amount Registered	Proposed Maximum Aggregate Value of Transaction	Fee Rate	Amount of Filing Fee
Fees to be Paid	$333,353,072	0.00011020	$36,736
Fees Previously Paid	—	—	—
Total Transaction Value	$333,353,072	0.00011020	$36,736
Total Fees Paid			—
Total Fee Offsets			$36,736
Net Fee Due			$0

Table 2: Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims		S-4	333-269754	02-14-2023		$36,736
Fee Offset Sources	Heritage Distilling Group, Inc.	S-4	333-269754		02-14-2023		$36,736